UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of earliest event reported): March 29, 2019

INCOME OPPORTUNITY REALTY INVESTORS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-14784	75-2615944
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1603 LBJ Freeway, Suite 800 Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 469-522-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 2 - Financial Information

Item 2.02	Results of Operations and Financial Condition.

On April 2, 2019, Income Opportunity Realty Investors, Inc. (“IOR” or the “Company”) announced its operational results for the year ended December 31, 2018. A copy of the announcement is attached as Exhibit “99.1.”

The information furnished pursuant to Item 2.02 in this Form 8-K, including Exhibit “99.1” attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. We undertake no duty or obligation to publicly update or revise the information furnished pursuant to Item 2.02 of this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statement and Exhibits.

(d)       Exhibits.

                    Exhibit No. Description

99.1*       Press release dated March 29, 2019

_________________________

* Furnished herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 2, 2019

INCOME OPPORTUNITY REALTY INVESTORS, INC.

By:	/s/ Gene S. Bertcher
Gene S. Bertcher
Executive Vice President and
Chief Financial Officer

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Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports full year results for 2018

DALLAS (March 29, 2019) Income Opportunity Realty Investors, Inc. (NYSE AMERICAN: IOR), a Dallas-based real estate investment company, today reported results of operations for the year ended December 31, 2018. For the year ended December 31, 2018, the Company reported net income of $8.2 million or ($1.97) per diluted earnings per share for the period ended December 31, 2018, as compared to a net income of $1.5 million or ($0.36) per share for the same period ended 2017.

Land held subject to a sales contract is our sole operating segment. There was no income generated from this segment for the years ended December 31, 2018 and December 31, 2017.

General and administrative expenses were $494,000 for the year ended December 31, 2018. This represents an increase of $56,000 compared to general and administrative expenses of $438,000 for the year ended December 31, 2017. This increase was primarily due to an increase in reimbursements for expenses paid for by IOR’s financial advisor and stock transfer agent fees of approximately $50,000 and $9,000, respectively.

Net income fee to the financial advisor was $631,000 for the year ended December 31, 2018. This represents an increase of $381,000, compared to the net income fee of $250,000 for the year ended December 31, 2017. The net income fee paid is calculated at the rate of 7.5% of net income.

Advisory fees were $685,000 for the year ended December 31, 2018. This represents an increase of $25,000 compared to advisory fees of $660,000 for the year ended December 31, 2017. Advisory fees are computed based on a gross asset fee of 0.0625% per month (0.75% per annum) of the average of the gross asset value.

Interest income was $4.9 million for the year ended December 31, 2018. This represents an increase of $0.7 million, compared to interest income of $4.2 million for the year ended December 31, 2017. This increase was primarily due to an increase in the receivable amount owed from our Advisor.

Income tax expense was $2.2 million for the year ended December 31, 2018 compared to income tax expense of $1.6 million for the year ended December 31, 2017. Net income before taxes was $10.4 million for the year ended December 31, 2018. This represents an increase of $7.2 million compared to net income before taxes of $3.2 million for the year ended December 31, 2017.

Gain on land sales increased by $7.3 million for the year ended December 31, 2018, compared to the same period a year ago, as a result of the sale of real estate holdings during the third quarter for approximately $22.5 million.

About Transcontinental Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

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INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31,
2018	2017	2016
(dollars in thousands, except per share amounts)

Revenues:

Rental and other property revenues	$—	$—	$—

Expenses:

Property operating expenses - General and administrative (including $84, $234 and $213 for the year ended 2018, 2017 and 2016, respectively, from related parties)	494	438	396
Net income fee to related party	631	250	257
Advisory fee to related party	685	660	639
Total operating expenses	1,810	1,348	1,292
Net operating income	(1,810)	(1,348)	(1,292)

Other income (expenses):

Interest income from related parties	4,880	4,237	4,494
Other income	—	250	—
Total other income	4,880	4,487	4,494
Income before gain on sale of real estate land	3,070	3,139	3,202
Gain on sale of real estate land	7,323	—	—
Income before taxes	10,393	3,139	3,202
Income tax (expense) - current	(1,391)	(1,098)	(1,121)
Income tax expense - deferred	(792)	(533)	—
Net income	$8,210	$1,508	$2,081

Earnings per share - basic and diluted:

Net income	$1.97	$0.36	$0.50
Weighted average common shares used in computing earnings per share	4,168,214	$4,168,214	$4,168,214
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INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(Audited)

	December 31,	December 31,
	2018	2017
	(dollars in thousands, except share and par value)

Assets
Real estate land holdings subject to sales contract, at cost	$—	$22,717
Total real estate	—	22,717
Notes and interest receivable from related parties	14,030	14,030
Total notes and interest receivable	14,030	14,030
Cash and cash equivalents	4	2
Receivable and accrued interest from related parties	82,089	49,631
Other assets	—	1,517
Total assets	$96,123	$87,897

Liabilities and Shareholders’ Equity
Liabilities:
Accounts payable and other liabilities	26	10
Total liabilities	26	10

Shareholders’ equity:
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 4,173,675 and outstanding 4,168,214 shares in 2018 and 2017	42	42
Treasury stock at cost, 5,641 shares in 2018 and 2017	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	34,139	25,929
Total shareholders' equity	96,097	87,897
Total liabilities and shareholders' equity	$96,123	$87,897